Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

CarrAmerica Realty, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53751-01 and 333-114049-01) on Form S-3 of CarrAmerica Realty, L.P. of our report dated February 22, 2006, with respect to the consolidated balance sheets of CarrAmerica Realty, L.P. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2005 and all related financial statement schedules, which report appears in the December 31, 2005 annual report on Form 10-K of CarrAmerica Realty, L.P.

/s/ KPMG LLP

Washington, DC

March 2, 2006